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                                                                    EXHIBIT 99.3

                        [NEW STRATEGIC TECHNOLOGIES LOGO]

                                             ST SPIN, INC.
                                             3445 PEACHTREE RD. NE, SUITE 1400
                                             ATLANTA, GEORGIA 30326


                                             [______________], 2000

DEAR STOCKHOLDER:

     We are very pleased that you will soon be a stockholder of ST Spin, Inc. ("New Strategic Technologies"). New Strategic Technologies is the global market leader in customized Pharmaceutical Relationship Management ("PRM") solutions and interactive marketing services, helping pharmaceutical companies achieve maximum return on their sales and marketing investment.

     As part of IMS Health Incorporated ("IMS HEALTH"), the New Strategic Technologies businesses have been known for providing outstanding service levels and having in-depth knowledge of the pharmaceutical market. As an independent company, our highest priority will be to integrate the unique industry leading capabilities of the Clark-O'Neill and IMS Health Strategic Technologies businesses to provide high value knowledge-based solutions to the biopharmaceutical industry and healthcare system that optimize the development, promotion and delivery of healthcare products and services globally.

     We believe that the separation of our businesses from our corporate parent, IMS HEALTH, will enhance our ability to grow our businesses aggressively, both internally and through selective alliances and acquisitions. For the first time, we will have the ability to offer our employees incentive opportunities linked to New Strategic Technologies' performance as a stand-alone company, which we believe will aid our efforts to enhance recruitment and performance.

     New Strategic Technologies has applied for listing of its shares on the Nasdaq National Market under the symbol "[XXX]".

     Our board, management and employees are excited about our future as an independent company and we look forward to your support and participation in our success.

                                  Sincerely,


                                  Wayne P. Yetter
                                  Chief Executive Officer
                                  ST Spin, Inc.